Exhibit 2.4

AMENDMENT NUMBER ONE TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT NUMBER ONE TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made as of June 6, 2006, by and among GateHouse Media, Inc., a Delaware corporation (the “Buyer”), CP Media, Inc., a Massachusetts corporation (the “Seller”) and a wholly owned subsidiary of Herald Media, Inc., a Massachusetts corporation (“Herald Media”), and Herald Media. This Amendment amends the Asset Purchase Agreement, dated as of May 5, 2006, by and among the Buyer, the Seller and Herald Media (the “Asset Purchase Agreement”). Capitalized terms used herein that are not defined shall have the meanings ascribed to them in the Asset Purchase Agreement.

WHEREAS, the Parties desire to amend the Asset Purchase Agreement on the terms and conditions contained herein in accordance with Section 13.5 of the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1. AMENDMENT

1.1.  Amendment of Section 2.2.  Section 2.2 of the Asset Purchase Agreement is hereby deleted and replaced in its entirety with the following:

“2.2  Payment of Cash Amount.  At the Closing, the Buyer (i) shall pay the Cash Amount, plus the amount by which the Estimated Net Working Capital Amount exceeds Six Hundred Seventy Seven Thousand Dollars ($677,000) (the “Target Working Capital”) or minus the amount by which the Estimated Net Working Capital Amount is less than the Target Working Capital, less Five Million Dollars ($5,000,000) (the “Closing Amount”) by wire transfer of immediately available funds to an account designated by the Seller and (ii) shall pay Five Million Dollars ($5,000,000) (the “Escrow Amount”) to JP Morgan Chase Bank N.A., as escrow agent (the “Escrow Agent”) by wire transfer of immediately available funds to an account designated by the Escrow Agent at least two (2) business days prior to the Closing.”

1.2.  Amendment of Section 3.1.  Section 3.1 of the Asset Purchase Agreement is hereby deleted and replaced in its entirety with the following:

“3.1  Time and Place of Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article 9, the closing of the purchase and sale provided for in this Agreement (herein called the “Closing”) shall be held at the offices of Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York, (a) the earlier of (i) 10:00 a.m. on June 15, 2006 or (ii) a date during the period between June 5, 2006 and June 15, 2006 specified by the Buyer upon seven (7) days prior written notice to the Seller or (b) at such other place, date or time as may be fixed by mutual agreement of the parties, but in no event later than July 31, 2006. The Closing shall be deemed effective for all purposes as of June 5, 2006 at 12:01 a.m. (the “Closing Date”).”

1.3.  Amendment of Schedules 4.4, 4.11(i), 4.11(ii) and 4.16.  Schedules 4.4, 4.11(i) and 4.11(ii) to the Asset Purchase Agreement are hereby deleted and replaced in their entirety with Schedules 4.4, 4.11(i), 4.11(ii) and 4.16 attached to this Amendment.

1.4.  Amendment of Section 6.4(i).  Section 6.4(i) of the Asset Purchase Agreement is hereby deleted and replaced in its entirety with the following:

“(i) Herald Media and the Seller shall provide the Buyer with (A) balance sheets for the Business as of July 3, 2005 and April 1, 2006, respectively, together with statements of operations and statements of cash flows of the Business for the fiscal years ended June 27, 2004 and July 3, 2005 and for the nine (9) month period ended April 1, 2006, respectively, each of which shall have been prepared by the Seller in accordance with GAAP and the applicable provisions of Regulation S-X of the Securities Act of 1933, as amended (“Regulation S-X”), and audited by the Seller’s auditors (collectively, “Audited Financial Statements”), and (B) balance sheet, statement of operations and statement of cash flow of the Business as of and for the nine (9) month period ended April 2, 2005, which shall have been prepared by the Seller in accordance with GAAP and the applicable provisions of Regulation S-X but which shall be unaudited (collectively, the “Stub Period Financial Statements”). If required to be included in a registration statement filed under the Securities Act, Herald Media and the Seller shall provide the Buyer with a balance sheet for the Business as of June 27, 2004, together with statements of operations and statements of cash flows of the Business for the fiscal year ended June 29, 2003, each of which shall have been prepared by the Seller in accordance with GAAP and the applicable provisions of Regulation S-X and audited by the Seller’s auditors (the “2003 Audited Financial Statements”) and such other financial statements for the Business with respect to any period after the date of the 2003 Audited Financial Statements and prior to the Closing Date, each of which shall have been prepared by the Seller in accordance with GAAP and the applicable provisions of Regulation S-X and audited by the Seller’s auditors (the “Additional Audited Financial Statements”).”

1.5.  Amendment of Section 6.4(iii).  Section 6.4(iii) of the Asset Purchase Agreement is hereby deleted and replaced in its entirety with the following:

“(iii) Herald Media and the Seller shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to cause the independent auditors of the Seller to provide customary assistance to the Buyer and its underwriters in connection with the preparation of financial statements and related information (collectively, the “Buyer Financial Information”) sufficient to enable the Buyer to prepare financial statements sufficient for inclusion in a registration statement under the Securities Act, including compliance with the applicable provisions of Regulation S-X, including making work papers available to the Buyer’s representatives, the provision of “comfort letters” in customary form in connection with any offering or financing, delivery of consents to the inclusion of the financial statements required in connection with any offering or financing, participation in due diligence matters with respect to any offering or financing and assistance in responding to comments or questions from the SEC with respect to the Buyer Financial Information. Herald Media and the Seller shall cause the appropriate officers of the Seller or its Affiliates, to execute officers’ certificates or management representation letters and deliver such officers’ certificates and management representation letters to the independent auditors of the Seller with respect to the Audited Financial Statements, Stub Period Financial Statements, if applicable, the 2006 Audited Financial Statements and, if required to be included in a registration statement under the Securities Act, the 2003 Audited Financial Statements and such other financial statements for the Business with respect to any period after the date of the 2003 Audited Financial Statements and prior to the Closing Date in a customary form and substance, to permit such auditors to issue unqualified reports with respect to the Audited Financial Statements and, if applicable, the 2006 Audited Financial Statements, the 2003 Audited Financial Statements and the Additional Audited Financial Statements and in connection with procuring the consent of such auditors to the inclusion of such financial information in connection with any offering or financing (the “Management Representation Letters”). The Buyer shall reimburse Herald Media and the Seller for the reasonable costs and expenses incurred by Herald Media and the Seller pursuant to this Section 6.4.”

1.6.  Amendment of Section 9.2(xii).  Section 9.2(xii) of the Asset Purchase Agreement is hereby deleted in its entirety.

ARTICLE 2. MISCELLANEOUS

2.1.  Effectiveness and Ratification.  All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, the terms of the Asset Purchase Agreement are hereby ratified and confirmed and remain in full force and effect.

2.2.  Effect of Amendment.  Whenever the Asset Purchase Agreement is referred to in the Asset Purchase Agreement or in any other agreements, documents and instruments, such reference shall be deemed to be to the Asset Purchase Agreement as amended by this Amendment.

2.3.  Effect of Headings.  The titles of article and section headings herein contained have been provided for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

2.4.  Entire Agreement.  The Asset Purchase Agreement (as amended by this Amendment), including all Schedules to the Asset Purchase Agreement, all of which were incorporated therein by reference, constitutes the entire agreement between the Parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and thereof and inducements to the making of the Asset Purchase Agreement relied upon by any Party, have been expressed therein or in the documents incorporated therein by reference.

2.5.  Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed in original but all of which together shall constitute one and the same instrument.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in multiple counterparts as of the date set forth above by their duly authorized representatives.

GATEHOUSE MEDIA, INC.

By:	/s/ Michael E. Reed
Name:	Mike Reed
Title:	Chief Executive Officer

CP MEDIA, INC.

By:	/s/ Patrick J. Purcell
Name:	Patrick J. Purcell
Title:	President

HERALD MEDIA, INC.

By:	/s/ Patrick J. Purcell
Name:	Patrick J. Purcell
Title:	President

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